EXHIBIT 23.2






                          INDEPENDENT AUDITORS' CONSENT




 We consent to the incorporation by reference in this Registration Statement on Form S-8 of California Pro Sports, Inc. of our report dated April 14, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), relating to the consolidated balance sheet of California Pro Sports, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-KSB of California Pro Sports, Inc.


/s/ Gelfond Hochstadt Pangburn & Co.

GELFOND HOCHSTADT PANGBURN & CO.


Denver, Colorado
April 30, 1998


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